INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 12th day of June, 2017 and effective July 1, 2017, by and among Global Atlantic Investment Advisors, LLC, a Delaware limited liability company (the “Investment Adviser”), Forethought Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, Global Atlantic Franklin Dividend and Income Managed Risk Portfolio (the “Fund”), and Franklin Advisers, Inc. (“Franklin” or “Subadviser”).

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated January 2, 2014, as amended through August 16, 2016 between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1.             Investment Advisory and Management Services.  The Investment Adviser hereby appoints the Subadviser to serve as a subadviser to the Fund or, where the Fund has multiple subadvisers (as determined by the Investment Adviser from time to time), a discrete portion of the Fund and the Subadviser hereby accepts such appointment.  References to “Fund” herein include a discrete portion of the Fund, as applicable.  Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with investment advice and investment management services concerning the investments of the Fund.  The Subadviser will determine what securities or instruments shall be purchased, held or sold by the Fund and what portion of the Fund’s assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, Sections 817(h) and 851(b)(3) of the Internal Revenue Code of 1986, as amended) (the “Code”), as each of the same shall be from time to time in effect or set forth in the Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser.  The Subadviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission, utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that Subadviser remains solely responsible for the provision of services under this Agreement.

The Subadviser will exercise full discretion with respect to the investment and reinvestment of the assets of the Fund, subject to the preceding paragraph, and act for the Fund in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.  Such instructions will be given in reasonable circumstances, including, without limitation, any termination of this Agreement.  Notwithstanding any provision of this agreement, the Subadviser will not be expected or requested to participate or cause the Fund to participate in any commission recapture or directed trades by the Investment Adviser.  The Subadviser retains full trading discretion on the Fund and has the right to participate in the Subadviser’s own Client Commission Agreement (CCA).

The Subadviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions; the Subadviser’s officers and employees will attend one such meeting in person each year and will attend such meetings by telephone or video conference at other times.  From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser’s expense, reports on portfolio transactions and reports on issues of securities or instruments held by the Fund, all in such detail as the Trust or the Investment Adviser may reasonably request.  At the reasonable request of the Investment Adviser, the Subadviser shall provide reasonable assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trust.

In addition, the Subadviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time, that the Subadviser has managed the Fund in accordance with the provisions of this Agreement.  The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board.    The Subadviser shall also, upon the reasonable request of the Investment Adviser, provide the officers of the Fund with supporting certifications in connection with such certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Fund’s custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Fund, and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

Unless and until otherwise directed in writing by the Investment Adviser or the Trust’s officers or Board, the Subadviser will be responsible for voting all proxies, including taking action with respect to corporate action elections for proxies and corporate actions communicated by the Fund or its agents to the Subadviser, with respect to the securities held by the Fund.  The Investment Adviser, acting both on behalf of the Trust and the Fund and on its own behalf, and the Fund hereby authorize the Subadviser to exercise corporate actions with respect to equity and fixed income securities (including, but not limited to, dividends, warrants, rights offerings, tender offers, consents, restructurings, merger, reorganizations, recapitalizations, exchange, subscription, actions at debtholders meetings (and any other action relating to the exercise or enforcement of rights under, or the renegotiation of, the terms of a fixed income instrument)) for the Fund in the Subadviser’s discretion.  Further, the Subadviser is authorized to disclose confidential information about the Adviser, the Fund and the Trust to third parties as necessary for the Fund to participate in any corporate actions for which it is eligible; the Subadviser will make reasonable efforts to inform the Adviser of the disclosure of such confidential information.  The Fund and the Adviser acknowledge that the Subadviser may not exercise a corporate action due to various factors, including, but not limited to, the Fund’s ineligibility to participate in such corporate action, the Subadviser’s lack of timely notice of the corporate action, the Subadviser’s inability to provide documentation within the period of time required for participation, or if the Subadviser otherwise determines that participation is not in the best interests of the Fund.

Except as provided below, the Subadviser shall not be expected or required to take any action with respect to legal proceedings (including, without limitation, class action lawsuits and regulatory recovery funds) involving securities presently or formerly held by the Fund, or the issuers of such securities or related parties.

When in the exercise of the Subadviser’s discretion it determines that such action is in the Fund’s best interest, Investment Adviser, acting both on behalf of the Trust and the Fund and on its own behalf, and the Fund hereby authorize Subadviser and appoint Subadviser as the Fund’s attorney-in-fact, to:  (i) participate and otherwise act on behalf of the Fund in connection with all matters arising in connection with any reorganization or restructuring, liquidation, bankruptcy, insolvency or similar event relating to an issuer (or a related party of such issuer) of securities managed by the Subadviser  as part of the Fund (collectively, the “Authorized Matters”) including, without limitation, acting on behalf of the Fund as a member of any related creditor’s committee or a similar ad hoc or statutory committee except that Authorized Matters do not include, and the Subadviser has no obligation to defend the Fund or otherwise take any action in, any insolvency-related proceeding seeking avoidance of alleged fraudulent conveyances and the Trust and the Fund agree that they retain responsibility for such matters; (ii) engage, or direct the applicable indenture trustee or similar entity to engage, professionals, including attorneys and financial advisors, to represent the Fund’s interests with respect to the Authorized Matters; (iii) execute, file and deliver any necessary or appropriate documents in connection with the Authorized Matters, including, but not limited to, proofs of claim, transaction documents, certifications, representation letters, objections, releases of claims, powers of attorney, retainer agreements, and settlement agreements; and (iv) in general, perform any act for the Fund in all matters relating to the Authorized Matters, as applicable (collectively, the “Authorized Matters Service”).  The Investment Adviser, acting both on behalf of the Trust and the Fund and on its own behalf, and the Fund further acknowledge and agree that: (x) notwithstanding any confidentiality provisions in this Agreement, information relating to the Fund may be disclosed to third parties in connection with any Authorized Matter; (y) by filing a proof of claim on the Fund’s behalf with respect to any Authorized Matter, Subadviser  may waive the Fund’s right to a jury trial and potential objections as to jurisdiction with respect to such Authorized Matter; and (z) Subadviser shall take such action as it deems prudent in connection with Authorized Matters in Subadviser’s  sole discretion, which may include the decision not to take any action.  Subadviser may, at any time, change the scope of, or terminate, the Authorized Matters Service.  Subadviser will provide notice of any such Authorized Matters Service change in scope or termination to the Investment Adviser in any manner Subadviser chooses, including by electronic communication, and the Investment Adviser, on behalf of the Fund and on its own behalf, and the Fund expressly consent to accept any manner of delivery of such communications, including by electronic communication.  The Authorized Matters Service shall, if not sooner terminated, automatically terminate upon the termination of this Agreement.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act.  The Subadviser shall permit the Investment Adviser, the Fund’s officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.  The Subadviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser is prohibited from consulting with any other subadviser to the Fund  (with the exception of other Franklin affiliates) or any other subadviser to any other series of the Trust concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

The Subadviser shall, solely with respect to the assets of the Fund which are under its management pursuant to this Agreement, and based on information obtained from the Fund’s administrator, custodian and other service providers, act in conformity with the requirements of the Code, except that, unless otherwise requested in writing by the Fund, the obligations of Subadviser under the Code are limited to compliance with Code Sections 817(h), 851(b)(2) and 851(b)(3).  The parties acknowledge and agree that Subadviser shall be deemed to have complied with Code Sections 817(h), 851(b)(2) and 851(b)(3) if and to the extent that the Investment Adviser apprises Subadviser promptly after each quarter end of any potential non-compliance with the requirements of Code Sections 817(h), 851(b)(2) and 851(b)(3) and, if so advised, Subadviser takes prompt action, as directed by the Investment Adviser.

2.             Expenses.  The Subadviser will bear its own costs of providing services hereunder.  The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund’s legal, auditing and accounting expenses; expenses of maintenance of the Fund’s books and records other than those required to be maintained by the Subadviser, including computation of the Fund’s daily net asset value per share and dividends;

interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund’s custodian, transfer agent, registrar or other agents; expenses of preparing the Fund’s share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors; cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund; traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust’s trustees and salaries of any officers or employees of the Trust or Fund; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

3.             Compensation of Subadviser.  As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Fund.  The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

[Chart of Sub-advisory Fees]

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Subadviser’s fee shall be payable solely by the Investment Adviser.  The Fund shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.  On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

4.             Obligations of the Investment Adviser.

a.             The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b.             The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

5.             Brokerage Transactions.  Subject to the provisions of this Section 5 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Fund with such brokers, dealers or futures commission merchants as it may select.  In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, considering all factors the Subadviser deems relevant, including the receipt of research or execution services.  It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.  The Subadviser will report on such allocations at the request of the Investment Adviser, the Fund or the Trust’s Board of Trustees, providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades.

In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law.

The Subadviser will advise the Fund’s custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required.

6.             Standard of Care and Liability of Subadviser.  The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment, including the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and/or such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Fund or its shareholders, and the Subadviser shall indemnify the Investment Advisers, its affiliated persons and the Fund (the “Adviser Indemnified Persons”) against all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Adviser Indemnified Person by reason of the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Investment Adviser shall indemnify and hold harmless the Subadviser and its affiliated persons (the “Subadviser Indemnified Parties”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser Indemnified Parties to the extent resulting, in whole or in part, from (i) any untrue statement of a material fact (or any omission of a material fact required to be stated necessary to make such disclosure not misleading) contained in the Fund’s registration statement or other Fund disclosure documents (including marketing collateral), which statement was not provided by Subadviser expressly for inclusion in such documents, or (ii) the Investment Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

This Section 6 shall survive the termination of this Agreement.

7.             Term and Termination.  This Agreement shall remain in force for two (2) years from the date of execution  and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund.  The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, upon 60 days’ written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser.  This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser.  This Agreement shall automatically terminate in the event of its assignment or in the event that the Investment Adviser’s investment advisory agreement with the Fund is terminated.

8.             Interpretation of Terms; Captions.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of “interested person,” “affiliated person,” “assignment,” “control” and “vote of a majority of the outstanding voting securities”), shall be applied, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9.             Registration Statement Information Concerning Subadviser.  The Subadviser agrees to review the Fund’s Prospectus at the request of the Investment Adviser in connection with the Trust’s annual update to its Registration Statement on Form N-1A, or at such other times the Investment Adviser may reasonably request to provide information to the Investment Adviser concerning the description of the Subadviser and the investment policies and strategies followed by the Subadviser in managing the Fund.

10.          Other Representations and Agreements.

(i)           Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii)           Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii)          The Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv)          The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust.  The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Fund or otherwise, by the Subadviser and its employees.

(v)           The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Fund or the Investment Adviser a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to the Investment Adviser and the Board.

(vi)          The Subadviser agrees to notify promptly the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material impact on the performance of its duties under this Agreement, including but not limited to: (a) the disqualification of the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material adverse change to the Subadviser’s business activities that the Subadviser believes is likely to have a material impact on the performance of its duties under this Agreement; (c) the occurrence of any event that would constitute a change of control of the Subadviser; (d)  any change in the identity of the portfolio managers for the Fund; and (f) any material violation of the Subadviser’s code of ethics affecting the Fund.

(viii)        Each of the parties to this Agreement agrees to cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.          Confidentiality.  The parties to this Agreement shall keep confidential any information obtained about each other in connection with the services hereunder and disclose such information only if the party whose information is at issue if that party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law. In that regard, each party acknowledges that each party to this Agreement may produce confidential information of another party in connection with routine regulatory examinations or inquiries without prior notification to the non-disclosing party.  To the extent a party to this Agreement receives a regulatory or civil subpoena for confidential information of another party, the disclosing party will, to the extent permitted and not prohibited by a regulatory or government agency or court, notify the non-disclosing party of the receipt of the subpoena as soon as practicable. In such a circumstance, in the absence of receipt of a motion to quash or court order limiting the production in advance of the production deadline, the non-disclosing party agrees that the disclosing party can produce the non-disclosing party’s confidential information provided it requests confidential treatment of such information by the requesting party, for example by submitting a request for confidential treatment of the information under the Freedom of Information Act, in the case of a regulatory request, or by designating the information as “confidential” under a protective order in a civil action.

12.          Use of Name.  The parties agree that the names of the Subadviser and its affiliates and the Subadviser’s and its affiliates’ logos, trademarks, service marks or trade names and any derivatives of such (altogether “Subadviser Property”) are the valuable property of the Subadviser and its affiliates.  The Investment Adviser and the Trust may use Subadviser Property only:  (1) to identify Subadviser as the subadviser to a the Fund as required by law or governmental regulations; (2) in marketing materials for the Fund provided that such use is limited to: (a) identifying Subadviser and the services performed for the Fund by the Subadviser; and (b) providing biographical information about the Subadviser that is accurately derived from information provided by or made public by Subadviser or its affiliates; and (3) to name the Fund “Global Atlantic Franklin Dividend and Income Managed Risk Portfolio.”  Any other use of Subadviser Property must be expressly pre-approved in writing by Subadviser.  Any change in any approved use of Subadviser Property including, without limitation, change in the name of the Fund, requires prior approval in writing by the Subadviser.  Upon termination of this Agreement, the Investment Adviser and the Trust shall forthwith cease to use Subadviser Property.  If the Investment Adviser or the Trust makes any unauthorized use of Subadviser Property, the parties acknowledge that the Subadviser and its affiliates shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Subadviser and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law.

13.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Indiana, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14.          Entire Agreement; Amendments.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15.          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.          Independent Contractor.   In the performance of the Subadviser’s duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

17.          No Third-Party Beneficiaries.  The sole parties to this Agreement are the Investment Adviser, the Trust and the Subadviser and the Investment Adviser and the Trust are the sole beneficiaries of the Subadviser’s services hereunder.  The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares of the Trust and/or a Fund, that is not expressly identified as a party to this Agreement.  The terms of this Agreement may be enforced solely by a party to this Agreement.

18.          Notices.  Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Fund:

Forethought Variable Insurance Trust

10 West Market Street, Suite 2300

Indianapolis, IN  46204

Attn: General Counsel

If to the Investment Adviser:

Global Atlantic Investment Advisors, LLC

10 West Market Street, Suite 2300

Indianapolis, IN 46204

Attn: President

If to the Subadviser:

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, California  94403

Attn:  General Counsel

With a copy to:

Franklin Templeton Investments

One Franklin Parkway

San Mateo, California  94403

Attn:  General Counsel

If delivered, such notices shall be deemed given upon receipt by the other party or parties.  If mailed, such notices shall be deemed given seven (7) days after being mailed.

19.          Limitation of Liability.  It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder.  All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

20.          Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Performance Dispersion.  Investment Adviser, acting both on behalf of the Trust and the Fund and on its own behalf, and the Fund understand, consent and agree that performance of the Fund will not be the same as, and may differ significantly from, the performance of any mutual fund for which the Subadviser or its affiliates serves as investment adviser (“Franklin Templeton Fund”), including any Franklin Templeton Fund that may have investment goals and strategies that are similar to that of the Fund, based on, but not limited to, the following factors: (i) differences in:  inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or income retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements; (iv) legal restrictions or custodial issues; (v) legacy holdings in the fund; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation; (vii) restrictions placed on the Fund (including country, industry or environmental and social governance restrictions); and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets.  The Investment Adviser and the Fund further understand, consent and agree that any similarity of investment goals and strategies between the Fund and any Franklin Templeton Fund is subject to, among other things, the discretion and decisions of the Board of Trustees of the respective funds.

22.          Performance Information.  Notwithstanding any other provision of this Agreement, the Subadviser may include the performance of the Fund attributable to the time period the Subadviser provided services under this Agreement as part of any composite performance information of the Subadviser.

23.          Foreign Exchange Trading.  The Subadviser, as the Fund’s agent and attorney-in-fact, when it deems appropriate and without prior consultation with the Investment Adviser or the Fund, may purchase, sell, exchange or convert foreign currency in the spot or forward markets in connection with portfolio trades as agent, at the market rate, as determined by the Subadviser in its sole discretion.  Conversion of currencies into and out of the base currency of the Fund in unrestricted markets with respect to portfolio trades shall be performed by the Subadviser.  Conversion of currencies into and out of the base currency of the Fund in restricted markets and income repatriation shall generally be the responsibility of the Fund’s custodian.

24. The Subadviser is authorized, on behalf of the Fund, to open brokerage accounts and to execute, on its own behalf or on behalf of the Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Subadviser’s duties under this Agreement. In such respect, Subadviser shall act as the Investment Adviser’s and the Fund’s agents and attorneys in fact. The Subadviser is authorized, on behalf of the Fund, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust procedures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Forethought Variable Insurance Trust

By:

Its:	President

Global Atlantic Investment Advisors, LLC

By:

Its:	President

Franklin Advisers, Inc.

By:

Its: